Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the 1992 Stock Option Plan of American Country Holdings Inc. and to the incorporation by reference therein of our report dated March 7, 1997, except as to Note 1, as to which the date is May 1, 1997, with respect to the consolidated financial statements of American Country Insurance Company at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996 included in American Country Holdings Inc. definitive Proxy Statement dated June 27, 1997, filed with the Securities and Exchange Commission.



ERNST & YOUNG LLP

November 4, 1997
Chicago, Illinois